UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BROADSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of BROADSOFT, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 2, 2013, at 9:00 a.m. local time at the corporate offices of BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, for the following purposes:

1.	To elect the Board’s nominees, John J. Gavin, Jr., Charles L. Ill, III and Michael Tessler to the Board of Directors to hold office until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 8, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be

Held on May 2, 2013 at 9:00 a.m. at BroadSoft, Inc.’s corporate offices, 9737 Washingtonian

Boulevard, Suite 350, Gaithersburg, Maryland 20878.

The Proxy Statement and Annual Report to Stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16527

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

Gaithersburg, Maryland

March 22, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 22, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 1, 2013.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 2, 2013 at 9:00 a.m. local time at the headquarters of BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. Directions to the Annual Meeting may be found at www.broadsoft.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 8, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 28,005,264 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 8, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank or Other Agent

If on March 8, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

(1)	Election of three directors;

(2)	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

(3)	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for our fiscal year ending December 31, 2013.

What if another matter is properly brought before the meeting?

The Board of Directors, or the Board, knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. local time on May 1, 2013 to be counted.

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To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. local time on May 1, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Company common stock you owned as of the close of business on the Record Date, March 8, 2013.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2013. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that will be counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 22, 2013, to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide written notice required by our Amended and Restated Bylaws, or the Bylaws, no later than the close of business on February 1, 2014 and no earlier than January 2, 2014 to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. You are also advised to review our Bylaws, filed on June 1, 2010 with the SEC as an exhibit to an amendment to our Form S-1 registration statement, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. For Proposals 2 and 3, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation.

How many votes are needed to approve each proposal?

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For Proposal 1 (election of directors), the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

Our Board has adopted a majority-vote policy for the election of directors, which is reflected in our Corporate Governance Guidelines. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” such election is required to tender his resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee is required to make a recommendation to the Board whether to accept such a letter of resignation. The Board will determine whether to accept or reject the letter of resignation and disclose its decision-making process. Details of the majority-vote policy are set out under “Proposal 1—Election of Directors” in this Proxy Statement.

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Proposal 2, advisory approval of the compensation of the Company’s named executive officers, will be considered approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 28,005,264 shares outstanding and entitled to vote. Thus, the holders of 14,002,633 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are three directors in the class whose term of office expires in 2013. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2016 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to our policy, all directors are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so. Five of our seven Board members attended our 2012 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

MAJORITY-VOTE POLICY

A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his resignation to the Board following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases are typically disseminated.

Any director who tenders his resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation tendered. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

THE FOLLOWING IS A BRIEF BIOGRAPHY OF EACH NOMINEE AND EACH DIRECTOR WHOSE TERM WILL CONTINUE AFTER THE ANNUAL MEETING.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING

John J. Gavin, Jr. John J. Gavin, Jr., age 57, has served as one of our directors since March 2010. Since June 2008, Mr. Gavin has provided advisory services in accordance with his Board responsibilities to the boards on which he served during this period as indicated below, and has also engaged in personal investment activities. From January 2007 to June 2008, Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, which was acquired by BMC Software, Inc. From April 2004 through January 2007, Mr. Gavin served as the Chief Financial Officer for NaviSite, Inc., a provider of information technology hosting, outsourcing and professional services. Mr. Gavin has served on the board of directors of Vistaprint, Inc. since 2006 and Qlik Technologies Inc. since February 2010. Mr. Gavin is also currently a director of Varonis Systems, Inc., a private software company. Our Board of Directors has concluded that Mr. Gavin should serve on the Board and on the Audit and Compensation Committees based on his financial management experience. Mr. Gavin was originally appointed to serve as a director by the Board in March 2010 upon the recommendation of a non-management director.

Charles L. Ill, III. Charles L. Ill, III, age 59, has served as one of our directors since January 2011. Mr. Ill was employed as the Senior Vice President of Sales, Services and Marketing of Fair Isaac Corporation, or FICO, a provider of predictive analytics solutions, from February 2010 until his retirement in February 2013. From June 2008 to January 2010, Mr. Ill was engaged in personal investment activities. From July 2006 to May 2008, Mr. Ill was Senior Vice President, Global Sales at Avaya Inc., a provider of enterprise communications systems, and from January 2003 to December 2004, Mr. Ill was Executive Vice President, Worldwide Sales at BEA Systems, Inc., where he was accountable for all direct sales, business partner sales, sales operations and strategic alliances. From 1978 until January 2003, Mr. Ill held various sales and marketing positions with International Business Machines Corporation, or IBM, most recently as vice president, worldwide software geographic sales, marketing and technical team. Our Board of Directors has concluded that Mr. Ill should serve on the Board and Compensation Committee based on his corporate management experience and his extensive sales and marketing experience. Mr. Ill was originally appointed to serve as a director by the Board in January 2011 upon the recommendation of a third-party search firm engaged prior to our initial public offering.

Michael Tessler. Michael Tessler, age 52, one of our co-founders, has served as a director since our inception and as our President and Chief Executive Officer since December 1998. Prior to co-founding our Company, Mr. Tessler was Vice President of Engineering of Celcore, Inc., or Celcore, a wireless equipment company, and the Celcore organization of DSC Communications Corporation, which acquired Celcore in 1997 and which was then acquired by Alcatel USA, Inc. Before joining Celcore, Mr. Tessler held a number of senior management positions at Nortel Networks Corporation and founded and led a services development business unit that helped local exchange carriers build and deploy advanced services on their digital networks. Our Board of Directors has concluded that Mr. Tessler should serve on the Board based on his deep knowledge of our Company gained from his positions as one of our founders and Chief Executive Officer, as well as his experience in the telecommunications industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

John D. Markley, Jr. John D. Markley, Jr., age 47, has served as one of our directors since January 2002. Mr. Markley has served as Managing Member of Bear Creek Capital Management, or Bear Creek, an investment company in the communications media and technology industries, since February 2011. Prior to Bear Creek, Mr. Markley served in a number of capacities at Columbia Capital Corporation, including as a partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served at the Federal Communications Commission. Mr. Markley has been a director of Charter Communications, Inc. since 2009 and of Millennial Media, Inc. since 2006. Our Board of Directors has concluded that Mr. Markley should serve on the Board and on the Audit and Compensation Committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his finance experience and his significant knowledge of our Company.

David Bernardi. David Bernardi, age 50, has served as one of our directors since January 2011. Mr. Bernardi has been employed as the Chief Technology Officer of Telesystem Ltd., or Telesystem, a Canadian private capital corporation, since 2000. Since February 2006, Mr. Bernardi has also been a Managing Partner in two funds managed by ID Capital Management, a company controlled by Telesystem. In February 2006, Mr. Bernardi became a Venture Partner—Technology in Propulsion Ventures III Fund, a fund managed by Propulsion Ventures which is also controlled by Telesystem and, in September 2010, he became a Managing Partner of Propulsion Ventures. Additionally, Mr. Bernardi currently serves on the board of directors or is an advisor to each of the following private companies: CVT Corp Transmission Inc., The Fox Group, Inc., Metafoam Technologies Inc., Microsigns Technologies Inc., NCI Technologies Inc. and X2O Media Inc. Our Board of Directors has concluded that Mr. Bernardi should serve on the Board and Nominating and Corporate Governance Committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and his extensive experience in telecommunications product management and planning and the management of research and development groups.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Paul J. Magelli. Paul J. Magelli, age 51, has served as one of our directors since January 2013. Mr. Magelli has been Chief Executive Officer of Pervasive Health, Inc., a private healthcare information technology corporation, since January 2012. Prior to joining Pervasive Health, Mr. Magelli was head of Customer Insight & Experience at Nokia Siemens Networks from February 2008 until September 2011. Mr. Magelli was CEO of Apertio, Ltd., a global mobile telecommunications infrastructure company, from its founding in 2002 through its acquisition by Nokia Siemens Networks in February 2008. Prior to Apertio, Mr. Magelli held various senior management roles in Europe and the United States with Lucent Technologies and AT&T. Additionally, Mr. Magelli serves on the board of directors of two private companies: Velocent Systems, Inc. and Vasona Networks, Inc. Our Board of Directors has concluded that Mr. Magelli should serve on the Board and on the Nominating and Corporate Governance Committee based on his senior management experience and his particular strategic and operational expertise in the telecommunications industry.

Douglas L. Maine. Douglas L. Maine, age 64, has served as one of our directors since May 2007. Mr. Maine served as General Manager of the Consumer Products Industry Division for IBM from 2003 until his retirement in May 2005 and served as Chief Financial Officer of IBM from 1998 to 1999. Prior to joining IBM, Mr. Maine spent 20 years with MCI, Inc. (now part of Verizon), where he was Chief Financial Officer from 1992 to 1998. Mr. Maine serves on the board of directors of two public companies, Rockwood Holdings, Inc. since 2005 and Alliant Techsystems Inc. since 2006. Additionally, he is a Limited Partner and Senior Advisor to Brown Brothers Harriman and serves on the boards of directors of three of BBH Capital Partners’ private portfolio companies. Our Board of Directors has concluded that Mr. Maine should serve on the Board and on the Audit and Nominating and Corporate Governance Committees based on his corporate management experience and his qualification as an audit committee financial expert under SEC guidelines.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Bernardi, Gavin, Ill, Maine, Magelli and Markley. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Tessler, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chairman, Mr. Markley, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chairman has substantial ability to shape the work of the Board. We believe separation of the positions of Board chairman and chief executive officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe having an independent Board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe having an independent Board chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports periodically from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, Company management is responsible for day-to-day risk management processes. Our Board expects Company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and our Board leadership structure supports this approach.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2012 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
David Bernardi			X
John J. Gavin, Jr.	X	X
Robert P. Goodman(1)		X*
Charles L. Ill, III		X
Douglas L. Maine	X*		X
John D. Markley, Jr.	X		X*
Total meetings in fiscal 2012	4	4	4

*	Committee Chair
(1)	Mr. Goodman resigned from the Board effective as of December 31, 2012.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined each member of each committee meets the applicable NASDAQ listing standards and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our Audit Committee consists of three directors, Messrs. Gavin, Maine and Markley, and our Board has determined each of them is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. Mr. Maine is the chair of the Audit Committee and our Board has determined that Mr. Maine is an “audit committee financial expert” as defined by SEC rules and regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable NASDAQ listing standards and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent they become applicable to our Audit Committee. The principal duties and responsibilities of our Audit Committee include:

•

appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements; and

•

conferring with management and our independent auditor regarding the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee met four times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.broadsoft.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management of the Company. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board , or PCAOB, in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

                                 Mr. Douglas L. Maine, Chair

                                 Mr. John J. Gavin, Jr.

                                 Mr. John D. Markley, Jr.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee reviews and determines the compensation of all our executive officers. During 2012, our Compensation Committee consisted of three directors, Messrs. Goodman, Gavin and Ill, each of whom was determined to be a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Goodman resigned from the Board and the Compensation Committee effective as of December 31, 2012. Mr. Goodman was the chair of the Compensation Committee. Effective January 1, 2013, Mr. Markley replaced Mr. Goodman as a member of the Compensation Committee, and Mr. Ill replaced Mr. Goodman as the chairman of the Compensation Committee. Mr. Markley is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Code.

Our Board determined that the composition of our Compensation Committee satisfies the applicable independence requirements under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act, NASDAQ listing standards and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our Compensation Committee. The principal duties and responsibilities of our Compensation Committee include:

•

establishing and approving performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management the compensation discussion and analysis we are required to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

The Compensation Committee met four times during the last fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.broadsoft.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Compensation Committee chair, in consultation with our Chief Financial Officer, General Counsel and, when appropriate, our external advisors, including the Compensation Committee’s compensation consultants and outside counsel. From time to time as necessary, the Compensation Committee meets in executive session and various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.

For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee. The Chief Executive Officer may not be present during, or participate in, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Additionally, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

During 2012, the Compensation Committee engaged Connell & Partners, a division of Gallagher Benefit Services, which we refer to as Connell & Partners, as our independent compensation consultants. The Compensation Committee requested that Connell & Partners provide it with a competitive review of the Company’s executive compensation program. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the role of Connell & Partners in the compensation review process.

In February 2012, after reviewing the information assembled by Connell & Partners and following an active dialogue with Connell & Partners prior to taking such action, the Compensation Committee approved adjustments to the base salaries of our executive officers. At that time, the Compensation Committee also approved the grant of certain equity awards to our executive officers. The specific determinations of the Compensation Committee with respect to executive compensation for 2012 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe our internal controls help mitigate this risk and our performance-based cash bonuses are limited, representing a relatively smaller portion of the total compensation opportunities available to most employees. We also believe our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our named executive officers and a portion of the compensation provided to our other employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

                                     Mr. Charles L. Ill, III, Chair

                                     Mr. John J. Gavin, Jr.

                                     Mr. John D. Markley, Jr.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three directors, Messrs. Bernardi, Maine and Magelli. During 2012, the Nominating and Corporate Governance Committee consisted of Messrs. Bernardi, Maine and Markley. Effective January 1, 2013, Mr. Bernardi replaced Mr. Markley as the chair of the Nominating and Corporate Governance Committee, and Mr. Markley ceased being a member of the Nominating and Corporate Governance Committee. Upon his election to the Board on January 25, 2013, Mr. Magelli was appointed to the Nominating and Corporate Governance Committee. Our Board determined that the composition of our Nominating and Corporate Governance Committee satisfies the applicable independence requirements under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, NASDAQ listing standards and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board;

•	making recommendations to our Board regarding director compensation; and

•	overseeing periodic reviews of the performance of the Board.

The Nominating and Corporate Governance Committee believes candidates for director should possess, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. In its review of candidates, our Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field and having the commitment to rigorously represent the long-term interests of the Company’s stockholders as amongst the most important criteria they consider. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers skills, diversity, age and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are scheduled to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee met four times during the last fiscal year. The Nominating and Corporate Governance Committee adopted a written charter that is available to stockholders on the Company’s website at www.broadsoft.com.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, Attn: Secretary. The written notice of the recommendation must be sent by the date that is no sooner than 120 days and no later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders, subject to adjustment as set forth in the Company’s Bylaws and otherwise in accordance with the Company’s Bylaws. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the name and address of the Company stockholder on whose behalf the submission is made and the number of Company shares owned beneficially by such stockholder as of the date of the submission. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established a process by which stockholders may communicate with the Board as a whole or any of our directors individually. This information is available on our website at www.broadsoft.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted an Amended and Restated Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.broadsoft.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,474,346	$23.50	1,064,334	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,474,346	$23.50	1,064,334	(2)

(1)	The calculation of the weighted-average exercise price of the outstanding options and rights excludes 648,299 shares of common stock included in column (a) that are issuable upon the vesting of restricted stock units, or RSUs, because these RSUs have no exercise price.
(2)	Pursuant to the terms of the BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan, or the 2009 Plan, an additional 1,250,000 shares were added to the 2009 Plan effective January 1, 2013.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and 2011, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

	Year Ended December 31,
	2012	2011
Audit fees(1)	$1,165,000	$1,132,209
Audit related fees(2)	12,600	190,000
Tax fees(3)	—	—
All other fees(4)	6,000	6,000

Total fees:	$1,183,600	$1,328,209

(1)	Audit fees consist of fees for the audit of our financial statements, the review of interim financial information included in our quarterly reports on Form 10-Q and amounts incurred for services related to our SEC registration statements, our convertible notes offering in 2011 and consents.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit fees.” These services relate to consultations concerning financial accounting and reporting standards and process documentation assistance and testing related to internal controls.
(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice.
(4)	All other fees consist of fees for products and services not described above. These fees consisted of amounts paid for the use of an online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 15, 2013:

Name	Age	Position
Michael Tessler	52	President, Chief Executive Officer and Director
Scott D. Hoffpauir	48	Chief Technology Officer
James A. Tholen	53	Chief Financial Officer
Patrick O. Joggerst	55	Vice President, Global Sales

Michael Tessler. See the biographical description of Mr. Tessler in “Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting” above.

Scott D. Hoffpauir, one of our co-founders, has served as our Chief Technology Officer since November 1998. Prior to co-founding our company, Mr. Hoffpauir was Director of GSM Development at Celcore. Before Celcore, Mr. Hoffpauir was senior architect for Nortel Networks Corporation’s GSM and Inter-Exchange Carrier switching systems from 1987 to 1995.

James A. Tholen has served as our Chief Financial Officer since July 2007. Between January 2006 and July 2007, Mr. Tholen was engaged in consulting, advisory and investing activities. From January 2003 to January 2006, Mr. Tholen served as both Chief Financial Officer and Chief Operating Officer at Network Security Technologies, Inc., or NetSec, a managed and professional security services company acquired by MCI, Inc., now part of Verizon. Prior to joining NetSec, he served as Chief Strategy Officer and Chief Financial Officer for CareerBuilder, Inc. and was a member of that company’s board of directors. Mr. Tholen currently serves as a director of Millennial Media, Inc., where he also serves on the audit committee.

Patrick O. Joggerst has served as our Vice President, Global Sales, since August 2012. From 2009 to 2012, Mr. Joggerst was Executive Vice President and General Manager, Carrier Services & Solutions SBU at Aricent Group, a privately held company focused on providing system integration and product development to companies in the telecom industry. Prior to joining Aricent, Mr. Joggerst was an affiliated member of Auster Capital Partners from 2008-2009, providing advice to financial organizations regarding investments in the telecommunications industry. Mr. Joggerst held global sales leadership and executive positions at NextPoint Networks, Inc. (formerly NexTone), Telcordia Technologies, Inc., PrimeCo Personal Communications, L.P., Global Crossing Ltd. and AT&T.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2013 by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

Name	Number of Shares Beneficially Owned(1)	Percentage
Executive Officers and Directors:
Michael Tessler(2)	221,308	*
James A. Tholen(3)	42,390	*
Scott D. Hoffpauir(4)	208,143	*
Patrick O. Joggerst	—	*
David Benardi(5)	3,158	*
John J. Gavin, Jr.(6)	23,627	*
Charles L. Ill, III(7)	6,330	*
Douglas L. Maine(8)	38,108	*
Paul J. Magelli(9)	281	*
John D. Markley, Jr.(10)	16,890	*
All directors and executive officers as a group (10 persons)(11)	560,235	2.0%
5% Holders:
Wells Fargo & Company(12)	5,124,608	18.3%
Wellington Management Company(13)	3,889,312	13.9%
AllianceBernstein L.P.(14)	1,563,773	5.6%
FMR LLC(15)	1,500,946	5.4%
Blackrock, Inc.(16)	1,483,132	5.3%

*	Less than 1% of the outstanding shares of common stock
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon the vesting of RSUs held by the respective person that will vest within 60 days of February 15, 2013 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 15, 2013. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Applicable percentages are based on 27,982,624 shares outstanding on February 15, 2013.
(2)	Includes: 990 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013; and 132,584 shares underlying currently exercisable options.
(3)	Includes: 729 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013; and 16,042 shares underlying currently exercisable options.
(4)	Includes: 729 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013; and 93,331 shares underlying currently exercisable options. Also includes 16,666 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00 for the benefit of the children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00.

(5)	Includes 281 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013.
(6)	Includes: 281 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013; and 17,186 shares issuable within 60 days of February 15, 2013 upon the exercise of an option originally granted to Mr. Gavin, that Mr. Gavin gifted to his adult children in June 2010.
(7)	Includes 561 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013.
(8)	Includes: 281 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013; and 25,000 shares underlying currently exercisable options.
(9)	Includes 281 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013.
(10)	Includes 561 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013.
(11)	Includes: 284,143 shares underlying options that are currently exercisable or may be exercised within 60 days of February 15, 2013; and 4,694 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2013. See footnotes 2 through 10.
(12)	Based solely on information contained in a Schedule 13G/A filed by Wells Fargo & Company with the SEC on February 13, 2013. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.
(13)	Based solely on information contained in a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2013. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(14)	Based solely on information contained in a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 13, 2013. The address of AllianceBernstein L.P., 1345 Avenue of the Americas, New York, NY 10105.
(15)	Based solely on information contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2013. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G states that neither FMR LLC nor Edward C. Johnson 3rd has sole or shared voting power with respect to any of such shares and that each has sole dispositive power over all of such shares.
(16)	Based solely on information contained in a Schedule 13G filed by Blackrock, Inc. with the SEC on January 30, 2013. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, the Company was in compliance with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners, with the exception of: a Form 4 report by Mr. Tholen to report the exercise of options and concurrent sale of common stock was reported one day late; a Form 4 for each of Messrs. Tessler, Tholen and Hoffpauir regarding the net vesting of RSUs was filed one day late; and a Form 4 report regarding an option grant to Patrick Joggerst in connection with the commencement of his employment was inadvertently not filed on a timely basis and was reported on a Form 5 for the year ended December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding our 2012 compensation program for our executive officers. We refer to these individuals as our named executive officers, or NEOs.

The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs we adopt may differ materially from currently planned programs as summarized in this discussion.

Our NEOs for 2012 were as follows:

•	Michael Tessler, President and Chief Executive Officer

•	James Tholen, Chief Financial Officer

•	Scott Hoffpauir, Chief Technology Officer

•	Patrick Joggerst, Vice President, Global Sales

Mr. Joggerst joined the Company in August 2012.

Executive Summary

We seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and financial performance, without encouraging unnecessary or excessive risk-taking. Our NEOs’ total compensation comprises a mix of base salary, annual cash incentive awards and long-term incentive awards in the form of equity awards.

For 2012, our primary corporate goals were to drive our long-term revenue and income growth based on executing our strategic plan. Our executive compensation policies for the year were, therefore, designed to maintain a focus on our most significant financial performance objectives and value creation. We sought to achieve this balance through a combination of equity awards that contained time-based vesting and cash incentives that were based on our financial performance.

The highlights of our 2012 executive compensation program were as follows:

•

Based on consultation with Connell & Partners, an independent compensation consultant engaged by our Compensation Committee, we increased base salaries for Messrs. Tessler, Tholen and Hoffpauir. Mr. Joggerst’s base salary was determined through negotiations with the Company and certain members of our Board in connection with his hiring in August 2012, and therefore his base salary was not specifically reviewed by the Compensation Committee as part of its 2012 review.

•

We issued an annual equity grant to each of Messrs. Tessler, Tholen and Hoffpauir, in the form of RSUs, with time-based vesting over four years and granted a stock option to Mr. Joggerst in connection with his joining the Company.

•

We established a cash bonus program that rewarded Messrs. Tessler, Tholen and Hoffpauir on achievement of our corporate financial performance, specifically revenue and non-GAAP operating income targets. For 2012, we agreed to pay Mr. Joggerst a $200,000 pro rated bonus, subject to achievement of objectives. The amount paid to him was determined by reference to our achievement of the revenue and non-GAAP operating income targets applicable to the other NEOs as described above.

•

Consistent with our aim of paying for performance, in addition to the cash bonuses that were paid to our NEOs for achievement of the corporate financial performance targets, our 2012 bonus plan also contained a provision allowing us to make additional discretionary cash bonus payments to our NEOs from a special management bonus pool funded with an amount equal to 5% of the revenue that exceeded our 2012 target revenue amount. No amount was earned or paid in 2012 pursuant to the 2012 plan.

•

Neither the change in control agreements we have with our NEOs nor the equity awards granted to our NEOs provide for “single trigger” benefits on a change in control; instead these agreements and our equity awards provide for “double trigger” severance benefits and acceleration of equity vesting.

•

Under our change in control agreements, none of our NEOs is entitled to cash severance payments that exceeds the amount of his annual salary at the time of termination, and these agreements do not provide for “golden parachute” tax gross-up payments.

•	We continued our practice of not providing perquisites to our NEOs.

Response to 2012 Say-on-Pay Vote

We conducted our advisory vote on executive compensation, or say-on-pay vote, at our 2012 annual meeting of stockholders. At our 2012 annual meeting of stockholders, over 98% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes the 2012 stockholder vote strongly endorses our compensation philosophy. After reflecting on this vote, our Compensation Committee decided to generally continue with our historical approach to executive compensation, although, as described in more detail below, for 2013 our Compensation Committee modified its approach to equity compensation to more closely tie a portion of our NEOs’ equity incentives to stock price performance.

Our Compensation Objectives

We have designed our executive officer compensation program with the following primary objectives:

•	to retain those executive officers who continue to perform at or above the levels we expect;

•	to attract, as needed, executive officers with the skills necessary for us to achieve our corporate objectives;

•	to tie annual cash incentives to the achievement of measurable corporate performance objectives;

•	to manage the risks of our business;

•	to allocate our resources effectively in the development of market-leading technology and products; and

•	to reinforce a sense of ownership and overall entrepreneurial spirit and to align our executive officers’ incentives with stockholder value creation.

In the future, our Compensation Committee may refine and modify our compensation programs to further reflect the competitive market for executive talent and our business needs.

Role of Our Compensation Committee

Our Board has delegated responsibility for developing our compensation philosophy and for designing, administering and interpreting our executive compensation programs to our Compensation Committee. Our Compensation Committee is appointed by our Board. Our Compensation Committee currently consists entirely of directors who are outside directors for purposes of Section 162(m) of the Code and non-employee directors for purposes of Rule 16b-3 under the Exchange Act. In 2012, our Compensation Committee determined the compensation for all of our NEOs, with the exception of Mr. Joggerst, whose 2012 compensation was negotiated, as noted above, in connection with the commencement of his employment.

Our Compensation Committee performs, at least annually, a strategic review of our NEOs’ compensation arrangements. The goals of these reviews are to determine whether current compensation arrangements provide adequate incentives and motivation to our NEOs and whether they adequately compensate our NEOs relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even, in all cases, technology companies. Our Compensation Committee’s most recent review of executive compensation was completed in January 2013.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage an independent compensation consultant and our Compensation Committee engaged Connell & Partners, an independent compensation consultant, to advise it with respect to our 2012 compensation programs.

In 2012, Connell & Partners provided our Compensation Committee with a detailed assessment of compensation information for executive officers of 18 public companies in the computer software or communication technology sector and comparable to the Company:

•	Acme Packet, Inc.

•	Advent Software, Inc.

•	CommVault Systems, Inc.

•	DemandTec, Inc.

•	Interactive Intelligence, Inc.

•	LivePerson, Inc.

•	LogMeIn, Inc.

•	Mercury Computer Systems, Inc.

•	NetSuite, Inc.

•	Openwave Systems, Inc.

•	PROS Holdings, Inc.

•	RightNow Technologies, Inc.

•	S1 Corp.

•	ShoreTel, Inc.

•	Smith Micro Software, Inc.

•	Sonus Networks, Inc.

•	Synchronoss Technologies, Inc.

•	Tangoe, Inc.

Based on its review of the compensation paid to executive officers of these companies, taking into consideration their size and profitability relative to us, our Compensation Committee concluded Mr. Tessler’s 2012 base salary should be increased by 25%, because his base salary was below the 25th percentile of our peer group. His 2012 base salary, as increased by the Compensation Committee, resulted in a base salary above the 25th percentile of our peer group, which was $382,000, and below the 50th percentile of our peer group, which was $445,000. The Compensation Committee concluded Mr. Tholen’s 2012 base salary should be increased by 3% and Mr. Hoffpauir’s 2012 base salary should be increased by 3% because the base salary for these two NEOs was approximately at, or moderately above, the 50th percentile of our peer group. Among our peer group, the 50th percentile for base salary was $294,000 for chief financial officers and $259,000 for chief technology officers. The 2012 base salaries for each NEO are listed below under “Compensation Components – Base Salary.”

Our Compensation Committee also concluded adjustments should be made to 2012 target annual cash bonus amounts and Mr. Tessler’s 2012 target annual cash bonus amount was reduced by 6.3%, Mr. Tholen’s 2012 target annual cash bonus amount was increased by 3% and Mr. Hoffpauir’s target cash bonus amount was increased by 3%. The Compensation Committee made such determinations by looking at each NEO’s total target cash compensation, with the long term objective of this total cash compensation for each NEO being approximately at, or moderately above, the 50th percentile.

The Compensation Committee re-affirmed our strong emphasis on performance-based compensation as appropriate considering the stage of our Company and the information for these comparable companies. Our Compensation Committee expects to continue engaging independent compensation consultants to advise it on executive compensation matters in future years as well.

Role of the Chief Executive Officer

With respect to compensation decisions relating to his compensation as our chief executive officer, Mr. Tessler abstains from involvement in the discussions. With respect to compensation decisions regarding all other executive officers, Mr. Tessler has made recommendations to our Compensation Committee and participates in the Committee’s discussions. Our Compensation Committee expects that it will typically continue to consider recommendations from the chief executive officer in evaluating the performance of, and making compensation decisions for, executive officers other than the chief executive officer.

Compensation Components

In 2012, our executive compensation program consisted of four principal components:

•	base salary;

•	an annual cash bonus program;

•	equity incentive compensation; and

•	customary employee benefits available to all employees on the same terms.

Mix of Compensation

In 2012, our Compensation Committee engaged Connell & Partners to analyze executive compensation at the peer firms referenced above.

We believe, given the industry in which we operate and the corporate culture that we have created, base compensation, bonuses and equity incentives at levels consistent with those for executive officers of comparable companies are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Our Compensation Committee believes a significant portion of our NEOs’ compensation should be tied to our performance. In seeking to set competitive base and incentive compensation, our Compensation Committee also acknowledges that, in certain circumstances, we may be required to pay executives at somewhat higher rates, commensurate with the individuals’ experience, and to recruit and retain these executives, who have competing employment opportunities.

We believe, as is common in the technology sector, equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary and cash bonuses. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of cash compensation. However, our Compensation Committee’s general philosophy is to make a greater percentage of an employee’s compensation performance-based (either equity-based or cash bonus) as he or she becomes more senior. As a result, we seek to keep base cash compensation to executive officers at a competitive level, while providing the executives with the opportunity to be significantly rewarded through cash incentives and through equity-based compensation that will increase in value if the Company performs well over an extended period of time and the executive remains with the Company.

Base Salary

Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance. Our Compensation Committee sets base salaries for our NEOs annually and adjustments, if any, take into account each NEO’s position, individual performance, responsibilities and experience, our overall budget for base salary increases, external market data, competitive conditions and the relative ease or difficulty of replacing such NEO with a well-qualified person.

For 2012, in consultation with Connell & Partners, our Compensation Committee determined to increase base salaries for Messrs. Tessler, Tholen and Hoffpauir as follows:

Name	2012 Salary	2011 Salary
Mr. Tessler	$400,000	$320,000
Mr. Tholen	$303,850	$295,000
Mr. Hoffpauir	$283,250	$275,000

Cash Bonus Programs

We believe it is important to provide our NEOs with the opportunity to earn annual cash incentive payments to reward the achievement of various pre-determined corporate objectives and to motivate the executives to contribute to our achievement of those objectives. Our cash bonus program is administered by our Compensation Committee to reward all eligible employees other than our sales personnel, who generally receive incentive compensation in the form of sales commissions.

Annual Bonus Plan

During our annual compensation review process, our Compensation Committee determines a target annual cash bonus for all of our non-sales NEOs, with the target dependent on the officer’s role within the Company, and a commission target for any sales NEOs. For 2012, Mr. Joggerst participated in the Company’s target annual cash bonus plan, rather than a commission plan, since he joined the Company in August 2012. For 2012, target cash bonuses as a percentage of annual base salary, for each of our NEOs, were as follows:

Name	2012 Target Bonus		Percentage of 2012 Base Salary
Mr. Tessler	$300,000		75.0%
Mr. Tholen	$154,500		50.8%
Mr. Hoffpauir	$144,200		50.9%
Mr. Joggerst	$200,000	*	66.7%

*	The amount was pro-rated from the first day of the month in which Mr. Joggerst commenced his employment with the Company, and the maximum amount Mr. Joggerst could have earned was approximately $83,333.

In developing the annual bonus program for Messrs. Tessler, Tholen and Hoffpauir, our Compensation Committee establishes annual corporate performance objectives. These corporate objectives are tied to certain metrics set forth in our annual corporate operating plan, which plan is approved by the full Board. Our Compensation Committee then establishes a bonus program for each of these NEOs whereby the NEOs’ bonuses are based on our level of achievement of these corporate objectives.

In 2012, Mr. Joggerst participated in the same bonus program as Messrs. Tessler, Tholen and Hoffpauir; however, in 2013, his commission target will be set by the Compensation Committee, with the actual amount of commissions paid based on his achievement of sales targets.

Corporate Performance Objectives

For 2012, the corporate performance objectives related to total revenue and non-GAAP operating income (defined as operating income calculated in accordance with General Accepted Accounting Principles plus stock-based compensation expense and amortization of acquired intangibles assets) for the year ended December 31, 2012. In choosing these objectives, our Compensation Committee determined it wished to incentivize our NEOs for revenue growth, which, at this stage of the Company’s development, the Compensation Committee believes is critical to the long-term generation of stockholder value. Additionally, our Compensation Committee also sought to incentivize non-GAAP operating income, which it believed would be a focus of public investors. In view of the relative importance of both revenue growth and non-GAAP operating income, our Compensation Committee determined to give 70% weight to the revenue objective and 30% weight to the non-GAAP operating income objective.

For each of the corporate objectives, our Compensation Committee established a threshold level, which would entitle the NEOs to receive 80% of their target bonus amount attributable to the objective, and a target level, which would entitle the NEOs to receive their full target bonus amount attributable to the objective. The bonus amounts are pro-rated for achievement levels between the threshold and the target amounts. In addition, to incentivize exemplary financial performance, our Compensation Committee also determined, if our financial performance exceeded the target level for the revenue objective, our management team, including our NEOs, would be eligible to receive additional discretionary bonuses. These additional cash bonuses would be awarded from a management bonus pool funded with 5% of our recognized revenue that exceeded the revenue target. The threshold and target amounts of the 2012 corporate performance objectives, along with our actual results for both objectives, are set forth below:

Corporate Performance Objective	Threshold Level	Target Level	Actual Result
Total revenue (GAAP)	$160.0 million	$175.0 million	$164.8 million
Non-GAAP operating income	$36.5 million	$51.0 million	$43.1 million

Based on our actual corporate financial performance for 2012, our Compensation Committee determined our NEOs were entitled to approximately 86.5% of the bonus attributable to the total revenue objective and approximately 89.1% of the bonus attributable to the non-GAAP operating income objective. As a result, each NEO received approximately 87.2% of his target bonus and the actual cash payments made to our NEOs under these programs as a result of these corporate achievements are set forth below and reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Bonus Amount Paid (represents approximately 87.2% of Target)
Mr. Tessler	$261,720
Mr. Tholen	$134,791
Mr. Hoffpauir	$125,805
Mr. Joggerst	$72,703

Negative Discretion

In addition to the ability to award special discretionary bonuses, our Compensation Committee also may, in certain circumstances, exercise discretion to reduce a bonus an officer is otherwise entitled to under the bonus plan, although the Compensation Committee did not do so for 2012.

Equity Incentive Compensation

For all NEOs, we utilize equity-based awards to reward long-term performance and incentivize retention, thereby allowing the NEOs to share in our corporate performance. Authority to make equity grants to NEOs rests with our Compensation Committee, although, as noted above, our Compensation Committee considers the recommendations of our chief executive officer for grants to executive officers other than himself.

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe equity-based compensation has and will continue to be a significant part of our NEOs’ total compensation packages. We believe both time-based and, when appropriate, performance-based, vesting, along with shared financial success motivates our NEOs to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. The vesting feature of our equity-based awards contributes to NEO retention since this feature provides an incentive to our NEOs to remain with the Company during the vesting period. We have not established any formal stock ownership guidelines, nor do we have any program, plan or obligation that requires us to grant equity compensation on specified dates, although our Compensation Committee may elect to do so in the future. To date, we have used stock options, restricted stock, RSUs and, beginning in 2013, performance stock units, or PSUs, in our awards to our NEOs, and the Compensation Committee has increasingly focused on issuing RSUs to our NEOs. Our 2013 PSU grants are discussed below. Our Compensation Committee may also consider other alternative forms of equity-based awards in the future.

We customarily make equity grants in connection with a new hire. For the last several years, our Compensation Committee has also reviewed the equity holdings of our NEOs on an annual basis. This review takes into account a number of factors, including job performance and retention goals. In that regard, our Compensation Committee believes, at any given time, a meaningful amount of our NEOs’ equity should be unvested. Upon completion of this review, where our Compensation Committee has determined it to be appropriate, we have made retention equity grants to our NEOs. Any options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to our initial public offering, the fair market value of our common stock, in connection with option grants to our NEOs, was based upon our Compensation Committee’s determination of the fair market value of our common stock on the date of grant. Since the completion of our initial public offering, the fair market value of our common stock has been based on the closing sale price of our common stock as quoted on the NASDAQ Global Market or NASDAQ Global Select Market, as applicable, on the date of grant.

2012 RSU Grants

In February 2012, the Committee elected to reward the performance of Messrs. Tessler, Tholen and Hoffpauir and incentivize them to remain with the Company and increase stockholder value through the grant of an aggregate of 90,000 RSUs, which we refer to as the 2012 RSUs. The 2012 RSUs were granted prior to Mr. Joggerst joining the Company. The grants are included in the 2012 Grants of Plan-Based Awards table and the grant date fair value of the awards is included with the NEOs’ 2012 compensation in the Summary Compensation Table, each of which tables are found below. The number of 2012 RSUs awarded to each of our NEOs is set forth in the table below:

Name	2012 RSU Grants
Mr. Tessler	48,000 RSUs
Mr. Tholen	21,000 RSUs
Mr. Hoffpauir	21,000 RSUs
Mr. Joggerst	N/A

These RSUs have a term of ten years and are settled in shares of our common stock. The awards vest over the four year period following the date of grant, with 25% of the award vesting on the first anniversary of the grant and the remainder vesting in 12 equal quarterly installments thereafter. Additionally, the vesting schedule accelerates and the awards become vested if the NEO is terminated without cause or resigns for good reason within one year after a change of control of the Company. Except for the foregoing, the vesting of the award will be subject to the NEO’s continuous service through the vesting date.

Option Grant to Mr. Joggerst

In November 2012, Mr. Joggerst was awarded an option to purchase 125,000 shares of our common stock in connection with the commencement of his employment with the Company. The option grant was subject to our standard stock option vesting schedule, and is subject to Mr. Joggerst’s continuous service through the vesting period of the award. The vesting of the award began on the date of his employment, or August 13, 2012. Mr. Joggerst was granted a stock option by the Compensation Committee, rather than RSUs, because generally the Company has offered stock options to new employees, and RSUs to existing employees. Mr. Joggerst’s equity award was consistent with this compensation practice.

Changes to Our Equity Compensation – 2013

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 19, 2013, in connection with 2013 compensation decisions, the Board asked the Compensation Committee to analyze the level and type of equity for our executive officers, including our NEOs, to insure alignment of long term compensation incentives and our operating and strategic plans. The Compensation Committee, working with Connell & Partners, analyzed the level of stock ownership by, and equity grants over the last several years to, our NEOs. Based on this analysis, the Compensation Committee concluded that the level of Company stock ownership by, and recent equity grants to, executive officers and employees was below our peer group. The Compensation Committee determined that it would be appropriate and in the best interests of the Company to establish a long term equity incentive program that would align the interests of our NEOs with our shareholders and serve to retain and incentivize our NEOs to grow the Company and increase its market value. The Compensation Committee developed a 2013 equity program that provided for grants of RSUs and PSUs to our NEOs. Given the size of the RSU and PSU grants made to each of Messrs. Tessler, Hoffpauir and Tholen as compared to prior annual equity grants, the Compensation Committee does not expect to make additional equity grants to any of them, for a period of at least three years.

The equity compensation awarded to our executive officers on February 15, 2013 consisted of the following RSUs and PSUs:

RSU Grants

Name	RSUs (Time-Based)
Mr. Tessler	85,000
Mr. Hoffpauir	55,000
Mr. Tholen	55,000
Mr. Joggerst	17,500

The RSUs have a term of ten years and are settled in shares of our common stock. Subject to acceleration under certain circumstances, the awards vest over the four year period following the date of grant, with 25% of the award vesting on the first anniversary of the grant and the remainder vesting in 12 equal quarterly installments thereafter.

PSU Grants

Name	PSUs (Performance-Based)
Mr. Tessler	85,000
Mr. Hoffpauir	55,000
Mr. Tholen	55,000
Mr. Joggerst	17,500

The PSUs have a term of ten years and are settled in shares of our common stock. Subject to acceleration under certain circumstances, the PSUs have a performance hurdle that must be achieved at any time during the four year period after the date of grant. In particular, there are four performance vesting conditions, each one applicable to one quarter of the PSUs. Each of the four performance vesting conditions is triggered based on our stock price and consequently, the satisfaction of the condition representing a higher stock price means that the condition applicable to a lower stock price vesting condition has been satisfied. The four performance vesting conditions are as follows:

(i) The performance vesting condition applicable to 25% of the PSUs shall be satisfied if, prior to February 15, 2017, the average closing sales price of one share of our Common Stock, as quoted on the principal stock exchange or market on which the Common Stock is traded, over any 120 consecutive calendar days, equals or exceeds $40 per share or a change in control occurs at a price equal to or greater than $40 per share;

(ii) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $48 per share or a change in control occurs at a price equal to or greater than $48 per share;

(iii) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $56 per share or a change in control occurs at a price equal to or greater than $56 per share; and

(iv) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $64 per share or a change in control occurs at a price equal to or greater than $64 per share.

If any of the performance vesting conditions have been satisfied, subject to acceleration under certain circumstances as further described in the award agreement, the portion of the PSUs as to which the performance vesting condition has been satisfied shall vest as to 25% of the number of shares underlying such portion of the PSUs as of the first annual anniversary of the date of grant, or the Initial Vesting Date, and thereafter in an incremental 6.25% of the total number of shares underlying such portion of the PSUs as of each quarterly anniversary of the Initial Vesting Date, in all cases so long as there has been no break in the NEO’s continuous service through such vesting date; provided that, if and to the extent that such dates have occurred prior to the date(s) that any performance vesting condition has been satisfied, the amount of such portion of the PSUs that shall vest as of the date that such performance vesting condition is deemed satisfied shall be determined by reference to the amount of time that has lapsed between the grant date and the date of satisfaction of the relevant performance vesting condition using the foregoing vesting schedule, and the remainder of such portion of the PSUs shall thereafter vest in accordance with the foregoing vesting schedule.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our NEOs with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits

Neither our 1999 Stock Incentive Plan nor our 2009 Plan include, as a default provision, any acceleration to the equity vesting schedule upon termination of the holder, but they do provide our Board or our Compensation Committee with the discretion to provide for acceleration of the equity vesting schedule in individual cases. Our Board or Compensation Committee has on occasion approved acceleration of all or a portion of the equity vesting schedule for certain employees in connection with their departure from the Company. For our NEOs, all stock options granted under our 2009 Plan include a provision accelerating the option vesting schedule in full if a change in control occurs and the NEO is terminated without cause or resigns from employment for good reason within one year after the consummation of the change in control. Additionally, the RSUs and PSUs held by our NEOs include provisions accelerating the vesting schedule upon certain events, as described above under “— 2012 RSU Grants” and “—Changes to Our Equity Compensation—2013.”

Our Compensation Committee has approved the execution of agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the Company. These severance agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by officer. These agreements are described below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.”

Our Compensation Committee determined to provide these arrangements to mitigate some of the risk that exists for executives working in a small, dynamic technology company such as ours, an environment where there is a reasonable possibility we may be acquired. These arrangements are intended to retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these NEOs may not be required by the acquirer following the acquisition. For quantification of these severance and change of control benefits, please see “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control” below.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, business travel accident insurance, business travel medical insurance, an employee assistance program and our 401(k) plan, in each case on substantially the same basis as other employees in the geographical location where they are based. We do not provide any retirement benefits separate from our 401(k) plan. Beginning in 2012, we provided a 401(k) plan matching contribution, up to 2% of the amount contributed by the employee, for all employees, including our NEOs. The NEOs participated on the same basis as all other employees.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our NEOs.

Accounting and Tax Considerations

Our Compensation Committee does consider the financial accounting and tax implications of its executive compensation decisions, and weighs such considerations with the objectives of its executive compensation objectives. In accordance with guidance applicable to stock-based compensation, we measure stock-based compensation expense based on the fair value of the award on the date of grant and we recognize this expense over the vesting period of the award. For our historical option awards, this has resulted in a non-cash compensation charge being incurred over the vesting periods of the options. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

In the case of the 2012 RSUs, these grants are subject to time-based vesting of four years. In connection with these grants, we expect to record an aggregate expense of approximately $2.5 million over the four year vesting period of the awards.

The availability to us of a tax deduction for compensation expense has not been material to our compensation decisions. We structure cash bonus compensation and sales commissions so they are taxable to our employees, including our NEOs, at the time they are paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to stock option awards, while any gain recognized by employees and other service providers from nonqualified options should be deductible, to the extent an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and three other highest paid officers (excluding the chief financial officer) in office at fiscal year-end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded or paid to, or earned by, our NEOs during 2012, 2011 and 2010.

Name and principal position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total(7)
Michael Tessler	2012	400,000	$—	$1,560,095	(8)	$—	$261,720	$5,000	$2,226,815
President and Chief Executive Officer	2011	320,000	154,000	1,219,840	(9)	—	320,000	—	2,013,840
	2010	300,000	150,000	142,497	(10)	—	200,000	—	792,497

James A. Tholen	2012	303,850	—	710,186	(8)	—	134,791	5,000	1,153,827
Chief Financial Officer	2011	295,000	107,000	533,680	(9)	—	150,000	—	1,085,680
	2010	265,000	75,000	104,994	(10)	—	100,000	—	544,994

Scott D. Hoffpauir	2012	283,250	—	701,530	(8)	—	125,805	4,720	1,115,305
Chief Technology Officer	2011	275,000	100,000	533,680	(9)	—	140,000	—	1,048,680
	2010	240,000	67,500	104,994	(10)	—	90,000	—	502,494

Patrick O. Joggerst(11)	2012	115,962	—	—		2,665,668	72,703	—	2,854,333
Vice President, Global Sales

(1)	Amounts in this column reflect base salary for each of the NEOs, including any salary contributed by the NEO to our 401(k) plan.
(2)	Amounts in this column for 2011 represent the discretionary “outperform” cash bonuses awarded for 2011. Amounts in this column for 2010 represent the discretionary “outperform” cash bonuses awarded for 2010.
(3)	Amounts in this column represent the fair value, as of the date of grant, of RSUs issued to the NEO during 2012, 2011 and 2010. Certain of the RSUs granted to the NEOs in 2010 were subject to a performance condition. As a result, the amounts included in the table with respect to awards subject to a performance condition reflect the value of the awards based on the probable outcome of that condition on their respective dates of grant. Because the performance condition of these awards was a liquidity event, which was outside of our control, the outcome of the performance condition, and therefore the vesting of these RSUs, was not considered “probable” until the occurrence of the event. As a result, the grant date fair value of certain RSUs granted in 2010, for purposes of this table, is $0.
(4)	This column reflects the aggregate grant date fair values for all option awards granted during the fiscal year. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 27, 2013.
(5)	Amounts in this column represent the cash payments made to our NEOs in respect of our achievement of corporate performance objectives. For additional information regarding the calculation of these amounts for 2012, see “Compensation Discussion and Analysis – Compensation Components – Cash Bonus Programs.”
(6)	In 2012, the amount reflects the Company’s matching contributions to the NEOs 401(k) plan account. Such matching contributions began in fiscal 2012.
(7)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.
(8)	The amounts in the table for 2012 reflect the fair value as of the date of grant of the RSUs granted during 2012. For a further discussion of certain of the RSUs granted in 2012 that were granted in respect of 2011 performance achievements, please see the discussion below under the “2012 Grants of Plan-Based Awards” table.
(9)	The amounts in the table for 2011 reflect the fair value as of the date of grant of the RSUs granted during 2011.
(10)	The amounts in the table for 2010 reflect the fair value as of the date of grant of certain RSUs, which RSUs were subject only to time-based vesting. As described in footnote (3) above, the grant date fair value of the remaining RSUs, which were subject to a performance condition, granted in 2010, for purposes of this table, is $0. Assuming the performance conditions of these RSUs were met, based on the fair market value of the common stock of $6.18 per share as of the grant date, the aggregate value of these remaining RSUs as of the grant date would be $308,994 for Mr. Tessler, $231,744 for Mr. Tholen and $231,744 for Mr. Hoffpauir.
(11)	Mr. Joggerst joined the Company on August 13, 2012. His 2012 annual base salary was $300,000.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with regard to potential cash bonuses payable for 2012 under our performance based cash bonus plan, and information regarding equity grants awarded to each NEO during 2012 under the 2009 Plan.

		Estimated Potential Payouts Under Non- Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold		Target	Maximum		Stock or Units

Michael Tessler		$168,000	(2)	(2)	$210,000	(2)
		72,000	(3)	(3)	90,000	(3)
	1/25/2012						7,716	(4)			$234,335(4)
	2/1/2012						48,000	(5)			$1,325,760(5)

James A. Tholen		86,520	(2)	(2)	108,150	(2)
		37,080	(3)	(3)	46,350	(3)
	1/25/2012						4,286	(4)			$130,166(4)
	2/1/2012						21,000	(5)			$580,020(5)

Scott D. Hoffpauir		80,752	(2)	(2)	100,940	(2)
		34,608	(3)	(3)	43,260	(3)
	1/25/2012						4,001	(4)			$121,510(4)
	2/1/2012						21,000	(5)			$580,020(5)

Patrick O. Joggerst		46,666	(2)	(2)	58,333	(2)
		20,000	(3)	(3)	25,000	(3)
	11/1/2012								125,000(6)	$38.96	$2,665,668(6)

(1)	Our annual cash bonus program is administered by our Compensation Committee to reward our NEOs. Under this program, our Compensation Committee determines a target annual bonus for each of the NEOs, depending upon the officer’s role within the Company. In developing the bonus program each year, our Compensation Committee establishes annual corporate performance objectives and allocates the target bonus for each NEO across these objectives. In 2012, our Compensation Committee allocated 70% of each individual’s target annual bonus to our corporate revenue objective, and our Compensation Committee allocated the remaining 30% of each individual’s target bonus to our non-GAAP operating income objective. The potential payments to the NEOs under the annual cash bonus program based on our corporate performance objectives are set forth in this table. As the “Target” and “Maximum” amounts are the same under our cash bonus program, we have disclosed the maximum amount an NEO may earn under the “Maximum” column above. For more information regarding these bonuses, see “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs.”
(2)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2012 if we had achieved the threshold 2012 total revenue objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the named executive officer for 2012 if we had achieved the target 2012 total revenue objective under the bonus program. Under the program, the payout for achievement of 2012 total revenue between the threshold and target/maximum amounts would be prorated. The actual payout amount attributable to the 2012 total revenue objective is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)

The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2012 if we had achieved the threshold 2012 non-GAAP operating income objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the named executive officer for 2012 if we had achieved the target 2012 non-GAAP operating income objective under the bonus program. Under the program, the payout for achievement of 2012 non-GAAP operating income between the threshold and target/maximum amounts would be prorated. The actual payout amount attributable to the 2012 non-GAAP operating income objective is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(4)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 27, 2013. These RSUs, which are further described in the narrative below this table, were fully vested on the date of grant.
(5)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 27, 2013. These RSUs vest over the four year period following the date of grant, with 25% of the award vesting on the first anniversary of the grant and the remainder vesting in 12 equal quarterly installments thereafter. For additional information regarding the vesting schedule for these RSUs, see the “Outstanding Equity Awards at December 31, 2012” table below.
(6)	The grant date fair value of the option award in this column reflects the fair value of such award, excluding estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 27, 2013. The option vests over the four year period following the date of grant, with 25% of the award vesting on the first anniversary of the grant and the remainder vesting in 12 equal quarterly installments thereafter.

As described in the “Compensation Discussion and Analysis” section of the proxy statement for our 2012 Annual Meeting of Stockholders, in 2011, our Compensation Committee included in the annual bonus plan provisions that would award RSUs to our NEOs (except Mr. Joggerst, who was not an NEO during 2011) if the Company achieved approximately 106.6% of our revenue target for 2011. Since the Company exceeded 106.6% of our revenue target for 2011, on January 25, 2012, as noted above, Messrs. Tessler, Tholen and Hoffpauir were each awarded RSUs, in the amounts set forth below, which RSUs were fully vested on the date of grant. In accordance with SEC rules, although these RSUs were granted based on 2011 performance, they are included as 2012 compensation because the awards were granted during 2012.

Name	RSU Grants
Mr. Tessler	7,716 RSUs	(1)
Mr. Tholen	4,286 RSUs	(2)
Mr. Hoffpauir	4,001 RSUs	(3)

(1)	The number of RSUs was determined by dividing $270,000 by $34.99, which was the average closing sales price of our Common Stock on each of the last 30 business days of 2011.
(2)	The number of RSUs was determined by dividing $150,000 by $34.99, which was the average closing sales price of our Common Stock on each of the last 30 business days of 2011.
(3)	The number of RSUs was determined by dividing $140,000 by $34.99, which was the average closing sales price of our Common Stock on each of the last 30 business days of 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exerciseable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Michael Tessler	132,584	—	$2.40	6/10/2019	74,540	(1)	$2,708,038	(4)
James A. Tholen	16,042	—	2.40	6/10/2019	35,852	(2)	$1,302,503	(4)
Scott D. Hoffpauir	93,331	—	2.40	6/10/2019	35,852	(3)	$1,302,503	(4)
Patrick O. Joggerst	—	125,000	38.96	11/1/2022	—		$—

(1)	Represents RSUs issued to Mr. Tessler that remained unvested as of December 31, 2012. Of these RSUs, (i) 2,602 vest in quarterly increments over the next five calendar quarters, (ii) 5,938 vest in quarterly increments over the next six calendar quarters, (iii) 18,000 vest in quarterly increments over the next nine calendar quarters, and (iv) 48,000 vest over the four year period following the date of grant, with 25% of the award vesting on February 1, 2013 and the remainder vesting in 12 equal quarterly installments thereafter.
(2)	Represents RSUs issued to Mr. Tholen that remained unvested as of December 31, 2012. Of these RSUs, (i) 2,602 vest in quarterly increments over the next five calendar quarters, (ii) 4,375 vest in quarterly increments over the next six calendar quarters, (iii) 7,875 vest in quarterly increments over the next nine calendar quarters, and (iv) 21,000 vest over the four year period following the date of grant, with 25% of the award vesting on February 1, 2013 and the remainder vesting in 12 equal quarterly installments thereafter.
(3)	Represents RSUs issued to Mr. Hoffpauir that remained unvested as of December 31, 2012. Of these RSUs, (i) 2,602 vest in quarterly increments over the next five calendar quarters, (ii) 4,375 vest in quarterly increments over the next six calendar quarters, (iii) 7,875 vest in quarterly increments over the next nine calendar quarters, and (iv) 21,000 vest over the four year period following the date of grant, with 25% of the award vesting on February 1, 2013 and the remainder vesting in 12 equal quarterly installments thereafter.
(4)	Represents the market value of the unvested RSUs as of December 31, 2012, based on the closing trading price of our common stock of $36.33 per share, as quoted on the NASDAQ Global Select Market on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table shows information regarding option exercises and stock awards that vested during 2012 with respect to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Tessler	53,509	$1,996,572	48,591	$1,474,065
James A. Tholen	35,735	1,288,416	29,995	903,291
Scott D. Hoffpauir	150,832	5,374,517	29,710	894,635
Patrick O. Joggerst	—	—	—	—

(1)	The value realized upon vesting was calculated by multiplying, as of each vesting date, the number of shares that vested on such date by the closing trading price of our common stock as quoted on the NASDAQ Global Select Market on the vesting date.

POTENTIAL PAYMENTS AND ACCELERATION OF EQUITY UPON SEPARATION IN CONNECTION

WITH A CHANGE IN CONTROL

Severance Agreements

We have agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time in the event that the named officer were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company.

For purposes of these agreements, the term “change in control” means:

•	the acquisition by any person of greater then 50% of the combined voting power of the Company, subject to certain exceptions;

•

the consummation of a merger, consolidation or similar transaction involving the Company that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the combined outstanding voting power of the surviving entity; or

•

the sale, lease, exclusive license or other disposition of all or substantially all of the Company’s consolidated assets unless the disposition is to an entity, more than 50% of the combined voting power of which is held by Company stockholders in the same proportions as their ownership of Company voting securities immediately prior to the transaction.

For purposes of these agreements, the term “cause” means:

•	the NEO’s commission of a felony;

•	any act or omission of the NEO constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company;

•	the NEO’s violation of Company policy that causes material harm to the Company;

•	the NEO’s material breach of any written agreement between the NEO and the Company that, if curable, remains uncured after notice; or

•	the NEO’s breach of fiduciary duty.

For purposes of these agreements, the term “good reason” means any of the following, without the NEO’s consent:

•

a material diminution of the NEO’s responsibilities or duties (provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of the NEO’s responsibilities or duties);

•	a reduction in the level of the NEO’s base salary;

•	a relocation of the office at which the NEO is principally based to a location outside the Washington, D.C. metropolitan area;

•	a failure of a successor in a change in control to assume the agreement; or

•	our material breach of any written agreement between the NEO and us.

Notwithstanding the foregoing, any actions we take to accommodate a disability of the NEO or pursuant to the Family and Medical Leave Act shall not be “good reason” for purposes of the agreement. Additionally, before the NEO may terminate employment for “good reason,” the NEO must notify us in writing within 30 days after the initial occurrence of the event, condition or conduct giving rise to the “good reason,” we must fail to remedy or cure the alleged “good reason” within the 30-day period after receipt of such notice (if capable of being cured within the 30-day period) and, if we do not cure the “good reason” (or it is incapable of being cured within such 30-day period), then the NEO must terminate employment by no later than 30 days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such 30-day period, within 30 days after initial notice to us of the violation).

To receive any of the severance benefits under these agreements, the NEO would be required to execute, and not revoke, a release of claims against the Company, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

These agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by NEO. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Equity Awards

In addition to the severance agreements described above, each of our NEOs also holds unvested equity awards that, pursuant to the terms of the awards, would vest upon the occurrence of certain events. In particular, under the terms of all unvested stock options and certain RSUs held by Messrs. Tessler, Tholen, Hoffpauir and Joggerst if the NEO is terminated without cause or resigns for good reason within one year after a change in control of the Company, the vesting of all remaining unvested shares underlying these options and RSUs will be accelerated. Additionally, under the terms of other RSUs held by Messrs. Tessler, Tholen and Hoffpauir, if the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the Company, the vesting of such RSUs will be accelerated. For purposes of these awards, the meanings of the terms “change in control,” “cause” and “good reason” are substantially the same as those under the severance agreements described above.

The following table presents the potential payments to and benefits to be received upon employment termination by each of our NEOs if his employment was terminated in connection with a change in control of the Company under circumstances described above, assuming that the triggering event occurred as of December 31, 2012.

	Benefits upon Termination Without Cause or Resignation For Good Reason(1)
	Within One Month Prior to, or One Year After a Change in Control			Within One Year After a Change in Contol
Name	Cash Severance	Medical Continuation(2)	Acceleration of Certain RSUs(3)	Acceleration of Stock Options(4)	Acceleration of Certain RSUs(5)	Total Possible Benefits(6)
Michael Tessler	$400,000	$12,077	$94,531	$—	$2,613,508	$3,120,115
James A. Tholen	227,888	9,058	94,531	—	1,207,973	1,539,449
Scott D. Hoffpauir	212,438	9,058	94,531	—	1,207,973	1,523,999
Patrick O. Joggerst	150,000	6,039	—	—	—	156,039

(1)	The benefits reflected in these columns are benefits that would be payable under the terms of the change in control severance agreements described in “— Severance Agreements” above and the terms of unvested RSUs and stock options held by such individuals as described in “— Equity Awards” above.
(2)	The value of these continued benefits are calculated using the assumptions that we use for financial reporting purposes in accordance with GAAP.
(3)	Represents the aggregate fair market value of the shares underlying certain RSUs that would accelerate if the NEO were to be terminated without cause or resign for good reason within one month prior to, or one year after, the occurrence of a change in control, valued as of December 31, 2012 (based on the closing trading price of our common stock of $36.33 per share as quoted on the NASDAQ Global Select Market on December 31, 2012).
(4)	As of December 31, 2012, Mr. Joggerst’s stock options were out-of-the-money (based on the closing trading price of our common stock of $36.33 per share as quoted on the NASDAQ Global Select Market on December 31, 2012), and he would not have received any benefit from acceleration if he was terminated without cause or resigned for good reason, in either case, within one year or after a change in control of us. Messrs. Tessler, Tholen and Hoffpauir do not have any unvested stock options subject to acceleration.
(5)	Represents the aggregate fair market value of the shares underlying certain RSUs that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of the Company, valued as of December 31, 2012 (based on the closing trading price of our common stock of $36.33 per share as quoted on the NASDAQ Global Select Market on December 31, 2012).
(6)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Under our non-employee director compensation policy, each non-employee director was entitled to receive the following compensation in 2012:

•

an annual grant of RSUs covering the number of shares of common stock having a value, as of the date of grant, equal to $40,000. Grants under the plan vest 25% on the last day of each calendar quarter assuming the director remains a member of the Board through the end of the relevant calendar quarter;

•

an annual cash retainer of $40,000, paid in quarterly installments at the end of each quarter; provided that each non-employee director will have the ability to elect to receive 100%, 50% or 0% of his or her annual cash retainer in the form of additional RSUs; and further provided that directors joining the Board during the year may only make the foregoing election for the period beginning with the first full calendar quarter commencing after such director joins the Board;

•

an annual cash retainer of $15,000 for the director who serves as our Audit Committee chair, and $10,000 for the other directors who serve on our Audit Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $10,000 for the director who serves as our Compensation Committee chair, and $7,500 for the other directors who serve on our Compensation Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $7,500 for the director who serves as our Nominating and Corporate Governance Committee chair, and $5,000 for the other directors who serve on our Nominating and Corporate Governance Committee, in each case, paid in quarterly installments at the end of each quarter; and

•	reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

The following table shows for the fiscal year ended December 31, 2012 certain information with respect to the compensation of all non-employee directors of the Company that served during 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total(2)
David Bernardi	$45,000	$39,983	$84,983
John J. Gavin, Jr.	57,500	39,983	97,483
Robert P. Goodman(3)	50,000	39,983	89,983
Charles L. Ill, III(4)	7,500	79,993	87,493
Douglas L. Maine	60,000	39,983	99,983
John D. Markley, Jr.(4)	17,500	79,993	97,493

(1)	The amounts in the stock awards column consist only of RSUs. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of RSUs awarded by the closing price of the Company’s common stock on the date of grant.
(2)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.
(3)	Mr. Goodman resigned from the Board effective as of December 31, 2012.
(4)	Messrs. Ill and Markley elected to receive their $40,000 annual cash retainer payment entirely in RSUs.

In prior years, Messrs. Gavin and Maine each received an option to purchase 25,000 shares of our common stock. As of December 31, 2012, Mr. Maine continued to hold his option. Mr. Gavin gifted his option, in its entirety, to his adult children during 2010 and, as of December 31, 2012, his adult children continued to hold the award. None of our other non-employee directors that served during 2012 had any outstanding equity awards as of December 31, 2012.

TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS

The following is a summary of transactions since January 1, 2012 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock (or any members of their immediate family) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation” of this Proxy Statement.

Registration Rights Agreement

We and certain of our stockholders who held shares of our convertible preferred stock prior to our initial public offering (including investors affiliated with certain of our directors), and certain of our executive officers have entered into a fourth amended and restated registration rights agreement. This agreement provides those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and that were issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers.

Change in Control Arrangements

We have entered into severance agreements with each of our executive officers. For more information regarding these agreements, see “Executive Compensation—Potential Payments and Acceleration of Equity upon Separation in Connection with a Change in Control—Severance Agreements.”

Samuel Hoffpauir

Samuel Hoffpauir, who is the brother of Scott Hoffpauir, our Chief Technology Officer, is an employee of the Company and holds the title of Vice President, Engineering. During 2012, Samuel Hoffpauir earned aggregate cash compensation of $221,344, which amount includes his base salary and bonus earned for his 2012 performance. In 2012, Mr. Hoffpauir was awarded RSUs for an aggregate of 6,000 shares of our common stock, which were valued at $165,720 at the time of grant. In 2013, Mr. Hoffpauir was awarded RSUs for an aggregate of 12,500 shares of our common stock, which were valued at $461,375 at the time of grant, and PSUs for an aggregate of 12,500 shares of our common stock, which were valued at $286,375 at the time of grant and which are subject to the same performance conditions as the PSUs granted to our NEOs and as further described in “Compensation and Discussion Analysis—Changes to our Equity Compensation Program—2013” above.

Policy on Future Related Party Transactions

In 2010, our Board adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants in which the amount involved exceeds $75,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director will recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to BroadSoft, Inc., Attention: Secretary, 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

March 22, 2013

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Corporate Secretary, BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

ANNUAL MEETING OF STOCKHOLDERS OF

BROADSOFT, INC.

May 2, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16527

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20333000000000000000 6			050213

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. To elect three (3) directors to the Board of Directors of the Company to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.   To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.   To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

4.   To conduct any other business properly brought before the meeting.

					☐	☐	☐
		NOMINEES:			☐	☐	☐
☐	FOR ALL NOMINEES	O John J. Gavin, Jr. O Charles L. III, III O Michael Tessler
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Form 10-K.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BROADSOFT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Tholen and Mary Ellen Seravalli as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of BroadSoft, Inc. held of record by the undersigned at the close of business on March 8, 2013, at the Annual Meeting of Stockholders to be held at 9:00 a.m. at the Company’s corporate offices located at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, on May 2, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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